SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Simulations Plus, Inc.

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE

PROXY STATEMENT DATED MAY 11, 2021

FOR THE SPECIAL MEETING OF SHAREHOLDERS

To be held on June 23, 2021

On or about May 11, 2021, Simulations Plus, Inc., a California corporation (the “Company”), mailed a proxy statement (the “Proxy Statement”) to our shareholders relating to a special meeting of our shareholders (the “Special Meeting”), which Special Meeting is to be held on Wednesday, June 23, 2021, at 2:00 p.m. Pacific Time, virtually via live webcast through www.virtualshareholdermeeting.com/SLP2021. The Proxy Statement included a proposal to approve the adoption of our new 2021 Equity Incentive Plan (the “2021 Plan”). If approved by our shareholders, the 2021 Plan would have authorized a total of 2,100,000 shares of our common stock for issuance thereunder.

On June 3, 2021, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Special Meeting, which included an unfavorable recommendation from ISS with respect to the adoption of the 2021 Plan. ISS’ recommendation “against” shareholder approval of the 2021 Plan was based in large part on ISS’ determinations that (i) the cost of the 2021 Plan to the Company is excessive, and (ii) the estimated duration of available and proposed shares issuable under the 2021 Plan exceeds six years.

In response to the ISS recommendation to vote “against” the proposal to approve the 2021 Plan, on June 8, 2021, we revised the 2021 Plan to decrease the total number of shares of common stock authorized and reserved for issuance under the 2021 Plan from 2,100,000 shares (as originally proposed) to 1,300,000 shares. We believe that the 2021 Plan, as revised (the “Revised 2021 Plan”), will significantly lower the 2021 Plan’s cost and decrease the estimated duration of available and proposed shares.

Consistent with disclosures included in our Proxy Statement with respect to the adoption of the 2021 Plan, if our shareholders approve the adoption of the Revised 2021 Plan, the Revised 2021 Plan will replace our current 2017 Equity Incentive Plan (the “2017 Plan”), no additional awards will be available for issuance under the 2017 Plan, and any awards that are cancelled or expire under the 2017 Plan will not be reissued. We have not issued any awards under our 2017 Plan since May 11, 2021, and we will not grant and/or issue any additional awards under the 2017 Plan unless our shareholders’ reject the adoption of the Revised 2021 Plan at the Special Meeting, including any adjournment thereof, if applicable.

If our shareholders do not approve the Revised 2021 Plan, the Revised 2021 Plan will not be effective, the 2017 Plan will remain in effect in accordance with its terms until its expiration, and we may be required to significantly increase the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees, directors and service providers.

The foregoing is a summary description of certain terms of the Revised 2021 Plan and is qualified in its entirety by reference to the full text of the Revised 2021 Plan, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 8, 2021 (the “Current Report”). This Supplement to the Proxy Statement should be read together with the Proxy Statement. Shareholders may obtain, free of charge, a copy of this Supplement, the Proxy Statement, the Current Report and the Revised 2021 Plan (i) at the SEC’s website at www.sec.gov, (ii) on our website at https://www.simulations-plus.com/investorscorporate-profile/sec-filings/ or (iii) at www.proxyvote.com.

The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. Except as set forth above, the Proxy Statement remains unchanged.

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The Revised 2021 Plan will be presented for shareholder approval at the Special Meeting. Our Board of Directors continues to recommend unanimously that shareholders vote “for” the proposal in the Proxy Statement, as supplemented by this supplement, to approve our Revised 2021 Plan. Any vote “for” or “against” the 2021 Plan proposal using the proxy card previously furnished to the shareholders of record as of April 26, 2021, the record date for the Special Meeting, or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “for” or “against,” as applicable, the Revised 2021 Plan. If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Special Meeting by submitting a new proxy bearing a later date via the Internet, by telephone, by mail or by attending the Special Meeting virtually and casting the online ballot, or as otherwise described in the Proxy Statement. If any shareholder would like a new proxy or has any questions, he or she should contact Will Frederick, our Chief Financial Officer and Corporate Secretary, at 42505 10th Street West, Lancaster, CA 93534, or at (661) 723-7723.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Will Frederick

Will Frederick

Secretary

June 8, 2021

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